Exhibit 10.16

Mortgage Assistance Agreement

Effective February 12, 2002, Sal Jamil and Corio, Inc. hereby agree as follows:

Subject to Mr. Jamil's continuing employment with Corio, Inc. (which remains terminable by Corio at will), Corio intends to pay Sal Jamil up to Forty-Five Thousand Dollars ($45,000) per year for up to the next five (5) years, payable in monthly installments according to Corio' s payment policies as determined by Corio, for assistance with Mr. Jamil' s mortgage associated with his primary residence. Any such payment is further subject to Mr. Jamil providing Corio evidence of such obligations related to his mortgage associated with his primary residence prior to any such payment. Any such payment shall be subject to income tax be borne by Mr. Jamil. In the event Mr. Jamil' s employment terminates for any reason whatsoever, any such payments shall cease, and, in the event Mr. Jamil terminates his employment with Corio within the next two (2) years, Mr. Jamil shall immediately be required to repay Corio any and all such payments paid by Corio to Mr. Jamil from the effective date hereof up to the date of termination.

In the event of default hereunder by Mr. Jamil, Corio shall have full recourse against him. If any action is instituted by Corio for the collection of amounts due under this Agreement, the reasonable costs of Corio, including attorneys' fees and expenses among any other reasonable costs, shall be paid by Mr. Jamil. Any such action shall be held in a court or arbitration tribunal, at Corio's discretion, in San Jose or San Francisco, California, and the undersigned consents to all jurisdictional requirements to enable any such action to be held in such location and at such tribunal. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provision thereof. Mr. Jamil agrees to keep confidential the terms of this Agreement.

Corio Inc.
/s/ Sal Jamil 2/19/02
Sal Jamil	By:
George Kadifa, President and CEO